EXHIBIT 99.1

State of Franklin Bancshares Announces Proposed Going Private Transaction April 7, 2005

State of Franklin Bancshares, Inc., the holding company for State of Franklin Bank announced today that the Company's Board of Directors has approved proceeding with a proposed going private transaction. The proposed transaction would reduce the number of stockholders of record from approximately 1,200 to approximately 200. Following the proposed transaction, the Company would continue operations as a privately held corporation that would not be required to file periodic public reports with the Securities and Exchange Commission (the "SEC").

The terms of the proposed transaction are expected to provide that each stockholder of record of the Company beneficially owning 3,000 or less common shares will receive cash of $25.25 per share. The price was established by the Board of Directors based on an independent valuation by a qualified valuation firm. Each stockholder of record beneficially owning more than 3,000 common shares will continue to hold the same number of shares of the Company after the transaction and will not receive any cash for those shares. Beneficial ownership includes stock owned by a person's immediate family and stock that a person has the power to vote, as well as stock directly owned.

"In 2002, Congress passed the Sarbanes-Oxley act in the wake of massive fraud at Enron and other companies. Unfortunately, Congress did not distinguish between companies the size of General Motors and General Electric, and small companies the size of State of Franklin. According to the Wall Street Journal, a recent study by Financial Executives International estimated it will cost small companies approximately $550,000 per year to comply with the requirements of Sarbanes-Oxley. While the annual costs to State of Franklin may not be as high as this estimate, we believe that the annual costs to our company will be at least $300,000," said Charles E. Allen, Jr., Chairman and CEO of State of Franklin Bancshares, Inc.

State of Franklin Savings Bank is the only community bank based in Johnson City, and one of two community banks based in the Tri-Cities. We believe that a local bank provides a valuable service to the community. To remain an independent bank and to remain competitive, we feel we have no choice except to go private to avoid the significant cost of complying with Sarbanes-Oxley. The proposed restructuring is an in-house process accomplished by buying back a certain amount of the outstanding shares and does not involve any other financial institution," continued Allen.

After the going private transaction, we will continue to be the only locally owned bank based in Johnson City. Our name will be the same, our management will be the same and our employees will be the same. In addition, deposits will still be insured by the FDIC," added Randal R. Greene, President of State of Franklin.

The Board of Directors believes that there are a number of advantages of going private, including relief from the significant burden and costs associated with regulatory and reporting requirements, particularly the Sarbanes-Oxley Act applicable to publicly owned companies, and the future potential to elect S Corporation status to reduce corporate income tax liability.

The Company intends to finance the proposed transaction with $8 million of Company cash in hand from a trust preferred offering completed in 2001 and a $5 million payment from the Bank to the Company.

Consummation of the proposed going private transaction is conditioned upon the filing of the requisite reports with the SEC, review by and consent of the Federal Reserve, approval of the Company's stockholders, and other conditions. Therefore, there is no assurance that the transaction will be consummated on the terms described in this press release or at all.

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Stockholders of record who presently  beneficially own (including certain family ownership) more than 3,000 common shares and who do not want to remain stockholders after the going private transaction, or stockholders of record who presently beneficially own (including certain family ownership) 3,000 or less common shares and want to remain stockholders after the transaction, should consider adjusting their holdings before the closing date of the transaction. If all closing conditions described above are fulfilled timely, the Company expects to close the transaction during the third quarter of 2005. The Company is not providing any recommendation as to whether a stockholder should buy or sell their common shares should a stockholder decide to adjust their common stock holdings.

The Company is headquartered in Johnson City, Tennessee, and the Bank operates through its main/executive office in Johnson City and five additional full-service offices in Johnson City and Kingsport. The Company also owns State of Franklin Real Estate, Inc., State of Franklin Leasing Company, and John Sevier Title Company.

This press release may contain "forward-looking statements" as defined under the federal securities laws. These forward-looking statements are subject to numerous assumptions, risks and uncertainties because of the possibility of changes in underlying factors and assumptions. Actual results could differ materially from those contained or implied by such forward-looking statements for a variety of factors including, among others: the ability of the Company and others to obtain various regulatory approvals/consents to proceed with the proposed transaction; and the ability of the Company to obtain shareholder approval of the proposed transaction. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them. Whether included in this press release or made elsewhere from time to time by the Company or on its behalf, except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

The Company will file a proxy statement and other relevant documents concerning the proposed going private transaction with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents that the Company files with the SEC will be available free of charge from the Company, Attention: Becky Mominee, Secretary, 1907 North Roan Street, Johnson City, Tennessee 37601.

The directors, executive officers and certain other members of management of the Company may be soliciting proxies in favor of the proposed going private transaction from the Company's shareholders. For information about these directors, executive officers and members of management, please refer to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, which is available at the SEC's website (www.sec.gov) and from the Company at the address provided in the preceding paragraph.

This press release is not an offer to sell or the solicitation of an offer to buy common stock.

Contact Information:  State of Franklin Bancshares,  Inc. Charles E. Allen, Jr.,
(423) 926-3300